Exhibit 99.1

TheZenith

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS	STANLEY R. ZAX
FOR IMMEDIATE RELEASE	Chairman and President

ZENITH FILES 10% REDUCTION IN ITS CALIFORNIA WORKERS’ COMPENSATION
RATES EFFECTIVE JULY 1, 2004

WOODLAND HILLS, CA, May 26, 2004                                                                              Zenith National Insurance Corp. (NYSE: ZNT) reported that its wholly owned subsidiary, Zenith Insurance Company, has filed today with the California Department of Insurance its workers’ compensation rates for use on or after July 1, 2004. The filing reflects, among other factors, its current estimate of the savings associated with the California workers’ compensation reform legislation of 2003 and 2004.

Commenting on the filing, Stanley R. Zax, Chairman and President, said “We believe a measured and gradualistic response is appropriate to estimating the future financial impact of the workers’ compensation reform legislation.  This is due to many factors, among which are the role of government in operating the system and its efforts to fight fraud, the relative insensitivity of the California system to cost reductions, the experimental nature of many of the reforms, the fact that some of the reforms may increase operating costs or loss costs, the fact that several key reforms will not become effective until January 1, 2005, the long learning curve which will be necessary by all participants to implement the changes, and the risk and cost of litigation.  As a result, we have filed to reduce our rates by ten percentage points effective July 1, 2004 on new and renewal policies.”

In summary, Mr. Zax stated “the legislation, which is encouraging and should have a favorable impact on cost trends when fully implemented, should result in additional gradual cost reductions, the amount and timing of which are not quantifiable or cannot be prudently estimated at this time.  As we witness the additional impacts of the legislation, we will make additional appropriate rate adjustments.”

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers’ compensation business in excess of our reinsurance protection; and (8) other risks detailed herein and from time to time in Zenith’s other reports and filings with the Securities and Exchange Commission.